     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 22, 2025, with respect to the financial statements and financial highlights of Investment Grade Income Trust, 20+ Year Series 3 (included in Van Kampen Unit Trusts, Taxable Income Series 335) contained in this Post-Effective Amendment No. 14 to the Registration Statement on Form S-6 and related Prospectus.

     We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
December 22, 2025